Exhibit 99.1

Zhongpin Reports Higher Revenues, Net Income, and Diluted EPS for the Year 2011

BEIJING and CHANGGE, China, March 13, 2012 /PRNewswire-Asia-FirstCall/ -- Zhongpin Inc. ("Zhongpin", Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher revenues, net income, and diluted earnings per share for the year 2011.

Year 2011 highlights:

•	Revenues increased 54% to $1,456.2 million in 2011 from $946.7 million in 2010.

•	Net income increased 10% to $64.2 million in 2011 from $58.3 million in 2010.

•	Basic earnings per share decreased 0.6% to $1.66 in 2011 from $1.67 in 2010 on average basic shares outstanding that were 10.5% higher than 2010.

•	Diluted earnings per share increased 0.6% to $1.66 in 2011 from $1.65 in 2010 on average diluted shares outstanding that were 9.3% higher than 2010.

•	Guidance for 2012: Zhongpin expects that sales revenues should be within a range of US$1.55 billion to $1.72 billion for 2012. Gross profit margin is expected to be within the range of 8.6% to 10.2%. Net profit margin is expected to be within the range of 3.3% to 4.2%. The resulting diluted earnings per share for the year 2012 is expected to be within the range of $1.36 to $1.92 per share, assuming average diluted common shares outstanding of about 37.5 million shares in 2012. Assumptions supporting the guidance are shown below.

•	Zhongpin added 201,000 metric tons of annual capacity for pork and pork products during 2011 to bring total capacity at yearend 2011 to 904,760 metric tons.

•	Zhongpin will be investing about $10.5 million in a by-product processing plant in Changge, Henan province, to product sausage casings and the raw material used to make heparin sodium. Annual production capacity will be 100 million meters of casings and 300 billion units of the raw material for heparin sodium. The construction is scheduled to start in the first quarter of 2012 and operations should begin in fourth quarter of 2012.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer for Zhongpin, said, "We continued to deepen our penetration in our current markets and aggressively increase our geographic markets, sales locations, customers, and operations in 2011 to support higher sales, profits, and operating cash flow in the years ahead, so the year was good in operations.

"Our financial results in 2011 reflected new aggressive price competition in the markets and our higher expenses in operations, promotion, marketing, and sales to build our market share in 2011 and prepare the Company for increasing success in the future.

"Most of our 54% increase in sales revenues in 2011 came from our pork products prices for which rose an average of 44% for the year, on tonnage that was up 7%. With the prices of both hogs and pork expected to decline from 15% to 20% in 2012, it will be difficult to report higher results in 2012 compared with 2011.

"In 2012, we will slow the rate of our capacity expansions and focus on greater use of existing facilities, which we believe should help our financial results.

"As of today, China expects its economy to grow at a good rate in 2012, with its gross domestic product continuing to increase but perhaps at a slower rate of growth.

"Despite challenging competition that is likely to continue in the marketplace in 2012, and given the good outlook for the China's economy, we expect to report somewhat higher revenues in 2012 than 2011, a somewhat lower gross profit margin and a somewhat lower net profit margin than in 2011, and diluted earnings per share within the range of $1.36 to $1.92 per share in 2012. The lower margins are expected because we are facing tough competition in the markets and must simultaneously prepare the Company for improved operating and financial performance that we expect will create substantial additional value for shareholders in the years ahead.

"As you know, we believe that the number one reason for our continuing success is that Zhongpin provides outstanding, flavorful, and increasingly convenient pork products with the highest product quality and safely, from farm to fork.

"We developed and launched 79 new products in 2011, most of which focus on regional flavors and convenient preparation methods that should be very attractive in China. As of December 31, 2011, we offered more than 410 types of pork products and more than 25 different categories of vegetables and fresh fruits. In addition, we had more than 90 new products under development at yearend 2011.

"Our fundamental strategy has proven its effectiveness in the past several years, including 2011. Our major objectives, which are designed to create additional long-term value for our shareholders, include increasing our brand recognition and sales, expanding our market presence, increasing our production capacity, expanding and optimizing our product lines, and maintaining our technological superiority.

"We plan to continue building a leading national brand by gaining higher market share and prudently increasing our markets, processing plants, and cold-chain distribution networks to satisfy the increasing demand for our high quality products. The result should be growing value created over the years to benefit our shareholders."

Capacity and market expansions in 2011

Zhongpin began operating its new phase 2 facility in Tianjin in September 2011, as planned. Phase 2 has a production capacity of 36,000 metric tons for prepared pork products. Phase 1 of the same facility began operating in January 2010 with an annual production capacity of 100,000 metric tons for chilled and frozen pork.

In December 2011, Zhongpin put a new facility into operation in Nong'an county, Changchun, Jilin province, with a production capacity of about 70,000 metric tons for chilled pork and 25,000 metric tons for frozen pork.

In December 2011, Zhongpin put a new facility into operation in Taizhou, Jiangsu province of China with a production capacity of approximately 80,000 metric tons for chilled pork, including easy-to-cook products, and 20,000 metric tons for frozen pork.

Zhongpin is investing approximately $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights that we have already obtained. When completed, we anticipate that this new facility will have a production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new production facility, we also plan to develop a center for research and development, training, and quality assurance and control. Construction for the first phase, with a production capacity of approximately 50,000 metric tons for prepared pork products, started in the second quarter of 2011 and is scheduled to be completed by the second quarter of 2012.

Zhongpin is investing approximately $18.0 million in a cold chain logistics distribution center in Anyang, Henan. This distribution center will have processing capacity, a temperature adjustable warehouse with a floor area of approximately 27,000 square meters, a distribution center, and a quality control center. The distribution center will be used for third-party cold chain logistics service. Zhongpin expects to put this distribution center into operation in the third quarter of 2012.

Zhongpin plans to invest approximately $87.5 million in a chilled and frozen food processing and distribution center in Kunshan, Jiangsu, which is near Shanghai. The center will be built in three phases. The first phase will include a processing center, cold chain logistics center, and business complex. Zhongpin expects to invest about $35.0 million on the first phase that should be put into operation in the fourth quarter of 2012.

Zhongpin will be investing approximately $49.0 million to build a slaughtering and processing plant, low temperature prepared pork plant, and logistics center in Tangshan, Hebei province. This facility will have an annual production capacity of about 60,000 metric tons for chilled pork, 20,000 metric tons for frozen pork, and 22,000 metric tons for prepared pork products. The construction is scheduled to start in the second quarter of 2012, and the new facility for chilled and frozen pork is expected to begin operations in the first quarter of 2013.

Zhongpin has established a joint venture company, of which the Company owns 65%, with Henan Xinda Animal Husbandry Company Limited in June 2011. The joint venture company is financed by capital contributions and bank loans. The joint venture company will provide 20,000 sire boars annually. The facility for sire boar breeding is under construction and should start operating in the second quarter 2012.

As of December 31, 2011, Zhongpin had an annual capacity of 728,760 metric tons for chilled and frozen pork, 126,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a combined total of 904,760 metric tons.

Outlook for pork demand and pricing in China

China's economy appears to be healthy, and pork continues to be the preferred protein for most Chinese consumers, so the fundamental demand for pork should continue to be quite good.

Hog prices increased rapidly in 2011, peaked between September and October 2011, and are expected to decline in 2012 due to a currently abundant supply of hogs, despite the higher costs for breeding and feed. Hog prices are estimated to decline on average by 15% to 20% in 2012 compared with 2011. For example, hog prices have already declined about 15% from the end of January 2012 to mid-March 2012.

Pork prices tend to follow hog prices, since most pork producers, including Zhongpin, try to maintain a good spread between the price of hogs and the price of pork.

Guidance for the year 2012

Mr. Warren Wang, Zhongpin's Chief Financial Officer, said, "Our guidance for 2012 is based on several assumptions that include:

•	Continuation of China's policies designed to stimulate domestic consumption and economic growth.

•	Average hog prices in China are expected to decrease about 15% to 20% in 2012 from 2011, based on the assumed forecasted trend for the supply of live hogs and the increasing cost to raise hogs.

•	A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2012 compared with 2011, while we plan to continue to increase sales volumes of processed pork products to optimize our product structure.

•	Average capacity utilization for the year of about 75% for pork products.

•	Increasing distribution efficiencies and reduction in the duration of delivery times through the expansion of our cold-chain logistics system, networks, and services.

•	Total government subsidies for Zhongpin are expected to be $5 million in 2012.

"In addition, we have assumed that the more aggressive price competition that we saw in the latter part of 2011 will continue in 2012, especially aggressive promotion efforts by our major competitors.

"We have assumed that we will increase our expenses in four areas in 2012:

•	First, we will continue to build our brand and do that more aggressively in 2012 than in 2011;

•	second, we will increase our investments in human resources, especially in training and recruiting;

•	third, we will increase research and development for new customized products with different styles and tastes to further satisfy customer needs in different regions, with the objective of capturing more market share for prepared pork products; and

•	fourth, we will advance our information technology and information systems more rapidly to support our cold chain logistics system, optimize the structure of the supply chain, and to reduce the management cost.

"Lastly, we have assumed that the historical trend of increasing costs for labor, energy, environmental protection, and quality assurance and control will continue into the future, including in 2012.

"Given those comments and assumptions, here is our guidance.

"For the year 2012, we expect that Zhongpin's sales revenues should be within a range of US$1.55 billion to $1.72 billion.

"Gross profit margin is expected to be within the range of 8.6% to 10.2%. Net profit margin is expected to be within the range of 3.3% to 4.2%.

"Diluted earnings per share for the year 2012 are expected to be within the range of $1.36 to $1.92 per share, assuming average diluted common shares outstanding of about 37.5 million shares in 2012.

"Zhongpin believes that China's meat and food industry will continue to consolidate in 2012 at a more rapid pace than in 2011, which may result in higher market shares for the leading producers. We believe that Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2012 can be achieved."

Sales revenues

Total revenues increased $509.5 million or 54% to $1,456.2 million in 2011 from $946.7 million in 2010, primarily due to higher pork prices, higher sales volume in pork products resulting from the continuing increase in the number of retail channels, geographic expansion, and higher sales to chain restaurants, food service providers, and wholesalers and distributors in China. The following table presents Zhongpin's sales by product division for 2011 and 2010.

	Sales by Division
	Year ended December 31, 2011			Year ended December 31, 2010
	Metric tons	Revenues (millions)	Average price / metric ton	Metric tons	Revenues (millions)	Average price / metric ton
Pork and Pork Products
Chilled pork	309,545	$890.1	$2,876	265,315	$514.6	$1,940
Frozen pork	134,537	347.7	$2,584	152,766	258.5	$1,692
Prepared pork products	88,505	202.5	$2,288	77,078	157.4	$2,042
Vegetables and Fruits	17,668	15.9	$900	20,497	16.2	$790
Total	550,255	$1,456.2	$2,646	515,656	$946.7	$1,836

Chilled pork revenues increased on higher tonnage at higher average prices. Revenues from chilled pork products increased 73% in 2011 from 2010. Chilled pork tonnage increased 17% in 2011 from 2010. The average price per metric ton for chilled pork increased 48% in 2011 from 2010.

Frozen pork revenues increased on lower tonnage at higher average prices. Revenues from frozen pork products increased 35% in 2011 from 2010. Frozen pork tonnage decreased 12% in 2011 from 2010. The average price per metric ton for frozen pork increased 53% in 2011 from 2010.

Prepared pork revenues increased on higher tonnage at higher average prices. Revenues from prepared pork products increased 29% in 2011 from 2010. Prepared pork tonnage increased 15% in 2011 from 2010. The average price per metric ton for prepared pork products increased 12% in 2011 from 2010.

Pork and pork products totaled 98.9% of total revenues in 2011 and 98.3% in 2010.

Vegetables and fruits revenues decreased on lower tonnage at higher average prices. Vegetables and fruits revenues decreased 2% in 2011 from 2010. Tonnage of vegetables and fruits decreased 14% in 2011 from 2010. Average price per metric ton for vegetables and fruits increased 14% in 2011 from 2010. Vegetables and fruits were 1.1% of total revenues in 2011 and 1.7% in 2010.

Distribution channels

The sales of meat and vegetable products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold in 2011 was partly attributable to company's effort to expand its distribution channels and geographical coverage, which has been a significant factor in the increase in its sales volume.

The following table shows revenues by distribution channel. In 2011, retail channels accounted for 32.0% of sales, wholesalers and distributors were 36.8%, restaurants and food services were 28.6%, and export was 2.6% of sales.

	Sales by Distribution Channel
U.S.$ in millions except %	Year ended December 31		Net	Percent
	2011	2010	change	change
Retail channels	$466.5	$363.4	$103.1	28%
Wholesalers and distributors	536.4	308.1	228.3	74%
Restaurants and food services	416.2	263.0	153.2	58%
Export	37.1	12.2	24.9	204%
Total	$1,456.2	$946.7	$509.5	54%

The increase in sales to different distribution channels was primarily due to the following factors:

•	Zhongpin has built up its brand image and brand recognition through general advertising, display promotions, and sales campaigns;

•	Zhongpin has increased the number of stores and other channels through which it sells its products;

•	Zhongpin believes that consumers are placing an increased importance on food safety and are willing to pay higher prices for safe food products; and

•	pork prices began increasing in the middle of 2010 and peaked in the third quarter of 2011.

The following table shows the number of stores and supermarket counters and the city tier coverage where our distribution channels generated sales volume in 2011 and 2010.

	Numbers of Stores, Counters, and Cities Generating Sales Volume
	December 31,		Net	Percent
	2011	2010	change	change
Retail locations
Showcase stores	162	157	5	3%
Branded stores	1,310	1,072	238	22%
Supermarket counters	1,956	2,097	(141)	-7%
Total	3,428	3,326	102	3%

City tier coverage for all distribution channels
First-tier cities	29	29	--	--
Second-tier cities	134	130	4	3%
Third-tier cities	432	421	11	3%
Total	595	580	15	3%

As of December 31, 2011, our customers included 122 international and domestic fast food companies in China, 136 processing factories, and 1,423 school cafeterias, factory canteens, hotels, army bases, hospitals and government departments.  As of yearend 2011, we also sold directly to consumers in 3,428 retail stores and supermarkets in China.

Cost of Sales

As discussed above, the raw material for all of our meat products are live hogs. Vegetable and fruit products are purchased from farmers located close to the Company's processing facility in Changge, Henan. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all of our costs for raw materials.

	Costs of Sales by Division
	Year ended December 31, 2011			Year ended December 31, 2010
	Metric tons	Amount (millions)	Average cost per metric ton	Metric tons	Amount (millions)	Average cost per metric ton
Pork and Pork Products
Chilled pork	309,545	$803.1	$2,594	265,315	$458.3	$1,727
Frozen pork	134,537	324.1	$2,409	152,766	238.6	$1,562
Prepared pork products	88,505	164.5	$1,859	77,078	125.7	$1,631
Vegetables and Fruits	17,668	13.2	$747	20,497	13.4	$654
Total	550,255	$1,304.9	$2,371	515,656	$836.0	$1,621

Gross profit margin (gross profit divided by revenues) decreased to 10.4% in 2011 from 11.7% in 2010 primarily due to (a) competition in the market, (b) the increase in pork prices being less than the increase in hog prices, which is the bulk of our cost of sales, (c) increased promotional activities to grow our market share, (d) the increase of overhead due to the higher labor cost and utility cost, and (e) we accrued a provision for recoverable value added tax because in 2011, our recoverable value added tax increased significantly due to higher hog prices and higher hog volumes that we purchased.

General, administrative, and selling expenses

General and administrative expenses increased $5.1 million or 21% to $29.2 million in 2011 from $24.1 million in 2010, primarily due to a $2.3 million increase in salary expenses related to the expansion of our business, which required the company to hire more employees and management, and a $0.4 million increase in depreciation due to capacity expansions that added more property, plant, and equipment. As a percentage of revenues, general and administrative expenses decreased to 2.0% in 2011 from 2.5% in 2010.

Selling expenses increased $12.9 million or 62% to $33.6 million in 2011 from $20.7 million in 2010, mainly due to a $2.7 million increase in salary expenses, a $0.3 million increase in advertising expenses, and a $5.7 million increase in transportation expenses. Selling expenses as a percentage of revenue increased to 2.3% in 2011 from 2.2% in 2010.

Research & development expenses

Research and development expenses decreased to $0.5 million in 2011 from $0.6 million in 2010.

Impairment loss

Impairment loss increased $0.6 million or 60% to 1.6 million in 2011 from $1.0 million in 2010. The increase was primarily the result of a $1.6 million increase in provision of recoverable value added tax. At the end of 2011, we stopped leasing a facility in Jilin when the lease agreement expired and moved all those operations to Zhongpin's plant in Changchun. The recoverable value added tax for our former Jilin facility could not be transferred, so it was written off.

Interest expense

Interest expense increased $13.6 million or 172% to $21.5 million in 2011 from $7.9 million in 2010 primarily due to an increase of $23.9 million in short-term bank loans, an increase of $13.6 million in long-term bank loans, an increase of $159.0 million in bank notes payable, and an increase in the interest rates published by the People's Bank of China, the central bank of China. Those increases were partly offset by an increase in interest income.

Other income and government subsidies

Other income and government subsidies decreased 31% to $4.2 million in 2011 from $6.1 million in 2010. The decrease was because we booked $2.1 million of government subsidies as deferred income in 2011. During 2011, we received a government subsidy earmarked to finance our capacity expansions in Changchun, Jilin province. We decided to book this subsidy as deferred income and recognize it in the next 30 years.

Provision for income taxes

The effective tax rate in China on income generated from the sale of prepared products is 25%. There is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The increase of $0.6 million in the provision for income taxes in 2011 from 2010 resulted from higher sales of prepared meat products.

Net income

Net income increased 10% to $64.1 million in 2011 from $58.3 million in 2010 primarily due to higher revenues from higher tonnage sold at higher average prices and effective control of expenses, partly offset by higher selling expenses in support of sales and market expansions, and higher interest expenses.

Zhongpin's net profit margin (net income divided by revenues) declined slightly to 4.4% in 2011 from 6.2% in 2010, mainly due to a lower gross profit margin, higher selling expenses in support of sales and market expansions, higher general and administrative expenses, and higher interest expenses.

Earnings per share

Basic earnings per share decreased 0.6% to $1.66 in 2011 from $1.67 in 2010. Average basic shares outstanding increased 10.5% to 38,505,027 shares in 2011 from 34,837,656 shares in 2010.

Diluted earnings per share increased 0.6% to $1.66 in 2011 from $1.65 in 2010. Average diluted shares outstanding increased 9.3% to 38,539,880 shares in 2011 from 35,270,410 shares in 2010.

Liquidity and capital resources

During the year 2011, our net cash flow increased cash and equivalents by $51.7 million, with total cash and equivalents at year end of $135.8 million.

Net cash provided by operating activities was $73.8 million, primarily from net income of $64.2 million. Depreciation provided $17.4 million and other items used $7.8 million.

Net cash used in investing activities in 2011 was $240.2 million, including construction in progress, deposits for the purchase of land use rights, and additions to property and equipment that totaled $169.1 million and an increase in restricted cash of $71.2 million.

Net cash provided by financing activities was $211.1 million, with the proceeds from loans and notes, net of repayments, providing $173.6 million, the proceeds from common stock providing $66.4 million, the repurchase of common stock using $23.1 million, and proceeds from a capital lease obligation using $6.6 million.

As a result, including the effect from foreign currency exchange rate changes on cash, Zhongpin increased its cash in 2011 by $51.7 million. Cash and cash equivalents on December 31, 2011 totaled $135.8 million compared with $84.1 million as of December 31, 2010.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $138.6 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling over the maturing loans into new short-term loans with the same lenders

Conference call and webcast

Zhongpin will host its year 2011 conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Wednesday, March 14, 2012, which is also 8:00 p.m. in China and Hong Kong on the same day.

The dial-in details for the live conference call are:

U.S. toll-free number	1-866-549-1292
International dial-in number	+852-3005-2050
Mainland China toll-free number	800-876-8626 (land line)
Mainland China toll mobile	400 681 6949 (mobile)
Mainland China toll mobile	400 889 9481 (mobile)
Participant PIN code	326 957#

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

A telephone replay of the call will be available after the conclusion of the conference call through 8:00 a.m. Eastern Daylight Time, March 28, 2012. The dial-in details for the telephone replay are:

U.S. toll-free number	1-866-753-0743
International dial-in number	+852-3005-2020
Conference reference	145 136#

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,428 retail outlets as of December 31, 2011. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Director of Investor Relations
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Julian (Yujia) Zhao (English and Chinese)
Telephone +86 10 5826 4727 in Beijing
yzhao@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Financial statements follow.

CONSOLIDATED BALANCE SHEETS
(Amount in U.S. dollars)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$135,845,095	$84,172,186
Restricted cash	91,444,216	17,527,056
Bank notes receivable	29,171,060	19,282,740
Accounts receivable, net of allowance for doubtful accounts of $2,323,920 and $1,708,479	40,161,898	30,784,463
Other receivables, net of allowance for doubtful accounts of $449,048 and $232,751	1,081,311	1,035,850
Purchase deposits	14,320,357	7,415,567
Inventories	41,944,020	26,534,014
Prepaid expenses	379,634	391,386
Allowance receivables	3,116,108	2,477,928
VAT recoverable	30,472,864	20,771,902
Deferred tax assets	572,791	397,744
Other current assets	1,545,534	442,080
Total current assets	390,054,887	211,232,916

Long term investment	476,122	452,987
Property and equipment (net)	427,929,871	291,567,396
Deposits for purchase of land usage rights	27,930,404	17,059,644
Construction in progress	47,887,224	30,433,905
Land usage rights	96,981,393	86,475,708
Deferred charges	8,665	21,686
Other noncurrent assets	-	1,436,726
Total assets	991,268,566	638,680,968

LIABILITIES AND EQUITY

Current liabilities
Short-term loans	$115,653,574	$91,774,025
Bank notes payable	177,627,006	18,646,473
Long-term loans - current portion	16,016,419	14,943,260
Capital lease obligation-current portion	5,769,600	7,282,720
Accounts payable	15,693,948	8,551,003
Other payables	26,873,586	15,842,331
Accrued liabilities	12,596,651	9,794,474
Deposits from customers	12,550,096	8,255,194
Tax payable	1,822,812	1,604,847
Deferred subsidy-current portion	68,773	-
Total current liabilities	384,672,466	176,694,327

Deferred tax liabilities	524,399	362,135
Deposits from customers-Long term portion	2,615,449	1,958,827
Capital lease obligation	-	4,999,454
Long-term loans	97,261,330	83,672,401
Deferred subsidy-Long term portion	1,988,693	-
Total liabilities	487,062,336	267,687,144

Equity

Common stock: par value $0.001; 100,000,000 authorized; 40,355,502 and 35,338,160 shares issued and outstanding	40,356	35,338
Additional paid in capital	239,364,449	171,401,989
Retained earnings	234,200,071	169,979,344
Less: Treasury stock, at cost: 2,798,538 and 0 shares in 2011 and 2010	(23,131,074)	-
Accumulated other comprehensive income	52,905,053	29,577,153
Total Zhongpin Inc. Shareholders' Equity	503,378,854	370,993,824
Noncontrolling interest	827,376	-
Total shareholders' equity	504,206,230	370,993,824
Total liabilities and shareholders' equity	991,268,566	638,680,968

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars)

	Years Ended December 31,
	2011	2010	2009

Revenues
Sales revenues	$1,456,208,266	946,720,275	726,037,187
Cost of sales	(1,304,879,664)	(835,990,804)	(639,559,678)
Gross profit	151,328,602	110,729,471	86,477,509

Operating expenses
General and administrative expenses	(29,232,976)	(24,062,697)	(18,802,329)
Selling expenses	(33,581,604)	(20,726,564)	(14,707,582)
Research and development expenses	(495,815)	(638,899)	(56,948)
Impairment loss	(1,614,167)	(1,015,780)	(56,103)
Gain on disposal of a subsidiary	-	-	654,249
Loss from sale-leaseback transaction	-	-	(600,759)
Total operating expenses	(64,924,561)	(46,443,940)	(33,569,472)

Income from operations	86,404,041	64,285,531	52,908,037

Other income (expense)
Interest (expenses),net	(21,547,864)	(7,910,006)	(6,099,667)
Other income (expenses),net	233,075	1,953,667	(839,491)
Government subsidies	3,933,821	4,184,302	3,440,569
Total other income (expense)	(17,380,968)	(1,772,037)	(3,498,589)

Net income before taxes	69,023,073	62,513,494	49,409,448
Provision for income taxes	(4,808,041)	(4,233,525)	(3,819,068)

Net income after taxes	64,215,032	58,279,969	45,590,380
Net income attributable to noncontrolling interest	5,695	-	-

Net income attributable to Zhongpin Inc. shareholders	64,220,727	58,279,969	45,590,380

Foreign currency translation adjustment	23,361,288	10,638,236	(155,673)
Foreign currency translation adjustment attributable to noncontrolling interest	(33,388)	-	-
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	23,327,900	10,638,236	(155,673)

Comprehensive income	87,576,320	68,918,205	45,434,707
Comprehensive income attributable to noncontrolling interest	(27,693)	-	-
Comprehensive income attributable to Zhongpin Inc. shareholders	$87,548,627	68,918,205	45,434,707

Basic earnings per common share	1.66	1.67	1.48
Diluted earnings per common share	1.66	1.65	1.46
Basic weighted average shares outstanding	38,505,027	34,837,656	30,750,054
Diluted weighted average shares outstanding	38,539,880	35,270,410	31,230,536

CONSOLIDATED STATEMENTS OF CASH FLOW
(Amount in U.S. dollars)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$64,215,032	$58,279,969	$45,590,380
Adjustments to reconcile net income to
net cash provided by (used in) operations:
Depreciation	17,415,069	13,613,922	8,512,431
Amortization of land use rights	1,886,475	1,422,251	1,019,363
Loss from sale-leaseback	-	-	600,759
Staff welfare amortization	-	(356,074)	-
Provision for allowance for bad debt	714,685	464,311	(291,767)
Impairment loss	1,614,167	1,015,780	56,103
Other income	(43,123)	(1,139,783)	-
Gain on disposal of a subsidiary	-	-	(649,831)
Stock-based compensation expense	1,610,815	2,343,771	1,679,959

Changes in operating assets and liabilities:
Accounts receivable	(8,129,664)	(10,049,304)	35,615
Other receivables	(193,590)	(289,947)	1,461,708
Purchase deposits	(6,366,517)	(1,552,498)	(1,546,363)
Prepaid expenses	29,478	(195,997)	173,854
Inventories	(13,711,256)	8,194,171	(17,150,749)
Allowance receivables	(499,119)	(2,424,121)	-
Tax refunds receivable	(9,611,116)	(7,150,913)	(6,691,406)
Deferred tax asset/liability，net	(10,696)	(26,560)	207,771
Other current assets	29,527	60,677	(24,377)
Long-term deferred charges	13,782	18,984	8,287
Accounts payable	6,542,278	(975,453)	(241,155)
Other payables	10,003,595	1,637,437	5,804,828
Deferred income	2,007,167	-	-
Accrued liabilities	1,835,646	3,506,546	2,320,858
Taxes payable	132,678	(364,633)	536,402
Deposits from customers	3,778,601	2,693,920	708,045
Deposits from customers－Long term portion	542,973	(88,463)	-
Other noncurrent assets	-	-	(1,348,997)
Net cash provided by operating activities	73,806,887	68,637,993	40,771,718

Cash flows from investing activities:
Deposits for purchase of land usage rights	(17,581,832)	(7,895,121)	(7,130,023)
Construction in progress	(134,970,620)	(55,719,217)	(83,916,886)
Additions to property and equipment	(16,504,812)	(10,925,116)	(10,459,534)
Additions to land usage rights	-	(23,282,316)	(21,347,416)
Proceeds on sale of fixed assets	91,298	-	113,291
Increase in restricted cash	(71,236,828)	(2,530,672)	2,534,362
Long-term investment	-	(443,151)	-
Proceeds from disposal of a subsidiary	-	-	1,226,487
Net cash used in investing activities	(240,202,794)	(100,795,593)	(118,979,719)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	145,479,016	(2,199,139)	(10,405,839)
Proceeds from short-term loans	159,472,347	107,559,768	108,752,427
Repayment of short-term loans	(140,749,090)	(103,171,859)	(91,933,831)
Proceeds from long-term loans	24,772,404	66,681,885	31,844,612
Repayment of long-term loans	(15,382,141)	(20,086,899)	(6,004,498)
Proceeds from capital lease obligation	-	-	16,249,287
Repayment of capital lease obligation	(6,576,095)	(6,729,655)	(1,919,823)
Proceeds from common stock	66,356,662	-	57,143,000
Repurchase of common stock	(23,131,074)	-	-
Proceeds from exercised warrants and option	-	2,888,992	1,671,200
Capital contribution by non-controlling interest	812,844	-	-
Net cash provided by financing activities	211,054,873	44,943,093	105,396,535

Effect of rate changes on cash	7,013,943	2,404,434	(63,441)
Increase (decrease) in cash and cash equivalents	51,672,909	15,189,927	27,125,093
Cash and cash equivalents, beginning of period	84,172,186	68,982,259	41,857,166
Cash and cash equivalents, end of period	$135,845,095	$84,172,186	$68,982,259

Supplemental disclosures of cash flow information:
Cash paid for interest	$22,387,434	$8,717,320	$7,218,082
Cash paid for income taxes	$4,675,144	$3,880,679	$3,195,434